UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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PINNACLE AIRLINES CORP.

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To Our Stockholders:

On behalf of our Board of Directors and management, we are pleased to cordially invite you to attend the Pinnacle Airlines Corp. 2011 Annual Meeting of Stockholders.  As indicated in the attached notice, the meeting will be held at the River Inn of Harbor Town, 50 Harbor Town Square, Memphis, Tennessee on Tuesday, May 17, 2011, at 3:00 Central Time.  At the meeting, in addition to acting on the matters described in the attached Proxy Statement, there will be an opportunity to discuss other matters of interest to you as a stockholder.

We are again using the SEC’s “e-proxy” rules, which allow us to make our Proxy Statement and related proxy materials available on the Internet. As a result, many of you may already have received a “Notice of Internet Availability of Proxy Materials.” That notice described how you can obtain our proxy materials (consisting of this Proxy Statement, a form of proxy card and our Annual Report to Stockholders for the year ended December 31, 2010). The e-proxy rules provide us the opportunity for cost savings on the printing and distribution of our proxy materials and we hope that, if possible and convenient for you, you will use them. Alternatively, you can receive paper copies of the proxy materials.

It is important that your shares be represented at the meeting.  Whether or not you plan to attend in person, you are requested to vote, sign, date and mail the enclosed proxy card in the envelope provided, or to vote by telephone or internet according to the enclosed instructions.

Sincerely,

Donald J. Breeding
Chairman of the Board

April 4, 2011
Memphis, Tennessee

PINNACLE AIRLINES CORP.
1689 Nonconnah Blvd., Suite 111
Memphis, Tennessee 38132

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 17, 2011

To the Stockholders of Pinnacle Airlines Corp.:

The 2011 Annual Meeting of the Stockholders of Pinnacle Airlines Corp. (the "Company") will be held at the River Inn of Harbor Town, 50 Harbor Town Square, Memphis, Tennessee on Tuesday, May 17, 2011, at 3:00 Central Time, for the following purposes:

1.	To elect two Class I directors to serve a term expiring at the Annual Meeting of Stockholders to be held in 2014;
2.	To consider, on a nonbinding, advisory basis, the overall compensation of our executive officers;
3.	To consider, on a nonbinding, advisory basis, whether the shareholders should vote on the compensation of our executive officers every year, every two years or every three years;
4.	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2011; and
5.	To consider and act upon any other matters that may properly come before the Annual Meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 18, 2011 as the record date for determination of the stockholders authorized to receive notice of and to vote at the meeting.

By Order of the Board of Directors,

Brian T. Hunt
Vice President, General Counsel and Corporate Secretary

Memphis, Tennessee
April 4, 2011

Please authorize your proxy or direct your vote (i) by internet or telephone or (ii) if you received a paper copy, by promptly mailing the enclosed form of proxy in the envelope provided, even if you plan to attend the meeting in person.  If you mail the proxy card, no postage is required if mailed in the United States.  If you do attend the meeting in person and want to withdraw your proxy, you may do so as described in the enclosed proxy statement and vote in person on all matters properly brought before the meeting.

PINNACLE AIRLINES CORP.
1689 Nonconnah Blvd., Suite 111
Memphis, Tennessee 38132

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2011

General Information

Solicitation of Proxies

Pinnacle Airlines Corp. (referred to in this Proxy Statement as the “Company,” “we,” and “us”) is an airline holding company that operates three (3) independent, wholly owned subsidiaries (the “Airline Subsidiaries”): Pinnacle Airlines, Inc. (“Pinnacle”), Colgan Air, Inc. (“Colgan”) and Mesaba Aviation, Inc. (“Mesaba”).

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for use at the Annual Meeting of Stockholders to be held on Tuesday, May 17, 2011 at the River Inn of Harbor Town, 50 Harbor Town Square, Memphis, Tennessee, at 3:00 Central Time or any postponement or adjournment thereof (the "Annual Meeting").  This Proxy Statement and the accompanying proxy, which are accompanied by a copy of our 2010 Annual Report, are first being mailed or otherwise delivered to stockholders on or about April 5, 2011.

The cost of this solicitation, including all expenses incurred in preparing, printing and mailing this Proxy Statement, will be borne by the Company.  In addition to solicitation by mail, proxies may be solicited by certain directors, officers and employees of the Company in person and by telephone.  Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.  The Company also will request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record.  The Company will reimburse such persons for their expenses in connection therewith.

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), we furnish to our stockholders proxy materials, including our Annual Report to Stockholders, on the Internet. Around April 5, 2011, we will send electronically an annual meeting package personalized with profile and voting information (“Electronic Delivery”) to those stockholders that have previously signed up to receive their proxy materials via the Internet. Around April 5, 2011, we will begin mailing a Notice of Internet Availability of proxy materials (the “E-Proxy Notice”) to those stockholders that have not signed up to receive their proxy materials on the Internet. If you received the E-Proxy Notice by mail, you will not automatically receive a printed copy of the proxy materials or the Annual Report to Stockholders. If you received the E-Proxy Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the E-Proxy Notice.

The SEC’s rules regarding the delivery of proxy materials to stockholders permit us to deliver a single copy of these documents to an address shared by two or more of our stockholders. This method of delivery is called “householding,” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we are delivering only one set of proxy materials to multiple stockholders sharing an address, unless we receive instructions to the contrary from one or more of the stockholders. We will still be required, however, to send you and each other stockholder at your address an individual proxy voting card. If you would like to receive more than one set of proxy materials, we will promptly send you additional copies upon written or oral request directed to our Corporate Secretary at 1689 Nonconnah Blvd., Suite 111, Memphis, Tennessee 38132 or (901) 348-4100. The same phone number and address may be used to notify us that you wish to receive a separate set of proxy materials in the future, or to request delivery of a single copy of our proxy materials if you are receiving multiple copies.

Voting of Proxies

Whether or not you plan to attend the Annual Meeting, please take time to vote your shares as soon as possible.

Before the meeting, registered shareholders may vote their shares by (i) signing and returning the enclosed proxy card in the postage-paid envelope, (ii) using the telephone as instructed in the enclosed proxy card, or (iii) using the Internet by visiting the following website:  www.proxyvote.com.

If you are a beneficial owner of shares held in “street name” (i.e. your shares are held in the name of a bank, broker or other holder of record), you may be eligible to provide voting instructions to your nominee by telephone or on the Internet.  A large number of brokerage firms, banks, and other nominees participate in a program provided through Broadridge Investor Communications Solutions (“Broadridge”) that offers telephone and Internet voting options.  If your shares are held in “street name” by a bank, broker or other holder of record that participates in the Broadridge program, you may provide voting instructions to your nominee by telephone or on the Internet by following the instructions set forth on the voting instruction form provided to you by the holder of record.

Shareholders who provide voting instructions by telephone or on the Internet do not need to return a proxy card.

If your shares are held in “street name” in the name of a bank, broker or other holder of record, and you wish to vote in person at the meeting, you must obtain a proxy, executed in your favor, from the holder of record.

Outstanding Shares and Voting Rights

The Board of Directors has set March 18, 2011 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.  On the Record Date, there were outstanding 19,065,173 shares of common stock, par value $0.01 per share (the "Common Stock").  Subject to certain limitations on voting by non-U.S. citizens discussed below, each share of the Company's common stock is entitled to one vote per share on the matters proposed.

The Company's certificate of incorporation provides that no shares of its capital stock may be voted by or at the direction of persons who are not U.S. citizens unless such shares are registered on a separate stock record. The Company's bylaws further provide that no shares will be registered on such separate stock record if the amount so registered would exceed U.S. foreign ownership restrictions. U.S. law currently limits to 25% the voting power in the Company (or any other U.S. airline) of persons who are not citizens of the U.S.

Revocation of Proxies

A proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by written notice to the Office of the Secretary of the Company, by delivery of a later-dated proxy, either by mail or by telephone, prior to the voting of the proxy, or by voting in person at the Annual Meeting.

Quorum; Vote Required

A quorum of stockholders is necessary for a valid meeting. The required quorum for the transaction of business at the 2011 Annual Meeting is a majority of the total outstanding shares of common stock entitled to vote at the meeting, either present in person or represented by proxy. Abstentions and broker non-votes will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Proposal 1 (election of Class I directors) requires a plurality of the votes cast at the meeting in person or represented by proxy and entitled to vote.  Abstentions will have not have an effect on Proposal 1 (election of Class I directors).

Proposal 2 (advisory vote on executive compensation) requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.  Thus, abstentions are the functional equivalent of a “no” vote for Proposal 2 (advisory vote on executive compensation).

Proposal 3 (advisory vote on the frequency of an advisory vote on executive compensation) allows for four choices (every one, two or three years, abstain) for voting on this item and, therefore, stockholders will not be voting to approve or disapprove the proposal.  Thus, the frequency period that receives the most votes will be deemed to be the recommendation of the stockholders.

Proposal 4 (ratification of the selection of the independent auditor) requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.  Thus, abstentions are the functional equivalent of a “no” vote for Proposal 4 (ratification of the selection of the independent auditor).

A “broker non-vote” occurs when a bank, broker or other holder of record does not vote shares that it holds in “street name” on behalf of a beneficial owner because the beneficial owner has not provided voting instructions to the nominee with respect to non-discretionary items. Proposal 1 (election Class I directors), Proposal 2 (advisory vote on executive compensation) and Proposal 3 (advisory vote on the frequency of an advisory vote on executive compensation) are non-discretionary items for which a nominee will not have discretion to vote in the absence of voting instructions from the beneficial owner.  Proposal 4 (ratification of the selection of the independent auditor), on the other hand, is a discretionary item for which a nominee will have discretion to vote even without voting instructions from the beneficial owner.  Accordingly, it is possible for there to be broker non-votes with respect to Proposal 1 (election of Class I directors), Proposal 2 (advisory vote on executive compensation) and Proposal 3 (advisory vote on the frequency of an advisory vote on executive compensation)but nominee holders typically would vote with respect to Proposal 4 (ratification of the selection of the independent auditor) even without beneficial owner instructions.  In the case of broker non-votes, your shares would be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum.  Since Proposal 1 (election of Class I directors) and Proposal 3 (advisory vote on the frequency of an advisory vote on executive compensation) require a plurality and Proposal 2 ( advisory vote on executive compensation) requires a majority of the votes cast at the meeting in person or represented by proxy and entitled to vote, broker non-votes will be treated as not entitled to vote, and thus will not have an effect on Proposal 1 ( election of Class I directors), Proposal 2 (advisory vote on executive compensation) and Proposal 3 ( advisory vote on the frequency of an advisory vote on executive compensation).

Stockholder Communications with Directors

Stockholder or interested party communications with the Board of Directors should be addressed to “Chairman of the Nominating and Governance Committee, c/o Corporate Secretary, 1689 Nonconnah Blvd., Suite 111, Memphis, Tennessee 38132." Electronic communications should be sent to investorrelations@pncl.com. All communications so received will be opened by the office of our Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the Chairman of the Nominating and Governance Committee.

Directors are encouraged to attend the Annual Meeting of Stockholders. All of the Company’s directors serving at the time of the 2010 Annual Meeting of Stockholders attended the meeting.

Proposal 1:

ELECTION OF DIRECTORS

It is the intention of the persons named in the enclosed form of proxy, unless otherwise instructed, to vote duly executed proxies for the election of the nominees for director listed below. Pursuant to the Company's bylaws, directors will be elected by a plurality of the votes duly cast at the Annual Meeting. If elected, the nominees will serve as Class I directors and will hold office until the Annual Meeting of Stockholders to be held in 2014 and until successors have been duly elected and qualified. The Company does not expect the nominees to be unavailable to serve for any reason, but if that should occur before the Annual Meeting, the Company anticipates that proxies will be voted for another nominee to be selected by the Board of Directors.

General

The Company's Board of Directors currently consists of eight persons: two Class I directors with terms expiring at this 2011 Annual Meeting of Stockholders, three Class II directors with terms expiring at the 2012 Annual Meeting of Stockholders and three Class III directors with terms expiring at the 2013 Annual Meeting of Stockholders.  There is no family relationship between the nominees for directors and any other director or executive officer.

At the Annual Meeting, stockholders will vote on two nominees for Class I directors listed below. The nominees are currently the Company's only Class I directors.  Philip Trenary, the Company’s former President and Chief Executive Officer, was a Class I director until his resignation, which was effective March 24, 2011.  The Board of Directors has commenced a search for Mr. Trenary’s successor.  It is the intent of the Board of Directors that Mr. Trenary’s successor shall also be elected by the Board to fill the remaining vacant Class I directorship as part of that person’s responsibilities.  No successor had been selected by the Board as of the date of this Proxy Statement.

Information Concerning Class I Director Nominees

The Nominating Committee of the Board of Directors has nominated the following candidates for election as directors.

Class I Directors

Ian Massey, age 60, was appointed to our Board of Directors in January 2006. Since June 2010, Mr. Massey has been an independent consultant specializing in aircraft leasing and other aviation-related activities.   From 1980 to 1991, he held several positions at British Aerospace, including divisional finance director in the regional aircraft division. From 1991 to 2001, he served as the senior financial executive (CFO) at Airbus in Toulouse, France.  From 2001 to June 2010, Mr. Massey was Executive Vice President at Republic Financial Corporation where he oversaw the development and growth of Republic’s Aviation and Private Equity Groups. Mr. Massey graduated from Loughborough University in England in 1973 with a degree in Aeronautical Engineering.  Mr. Massey is also a member of the Board of Directors of SkyWorks Capital Asia.

James E. McGehee, Jr., age 81, has been a member of our Board of Directors since March 2004 and has been Chairman and owner of McGehee Realty and Development Company, located in Memphis, Tennessee, since 1967.  Mr. McGehee was Chairman of the Board and Chief Executive Officer for McGehee Mortgage Company from 1951 through 1985. Mr. McGehee served as Chairman of the Memphis-Shelby County Airport Authority Board of Commissioners from 1981 through 1996.  During his chairmanship, he was successful in Memphis becoming a Northwest (now Delta) hub, negotiating a daily round trip service between Memphis and Amsterdam, and obtaining federal funding for the creation of Memphis’ world runway to accommodate Federal Express’ wide-body aircraft.  Additional organizations he has served are National Commerce Financial Corporation’s Board of Directors, Rhodes College Board of Trustees, Baptist Memorial Hospital Advisory Board and the Campbell Clinic Foundation Board of Trustees.  He is currently a Director and Partial Owner of Financial Strategy Group – Investment Management. He is a licensed pilot.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE, WHICH IS DESIGNATED AS PROPOSAL 1 ON THE PROXY.

Other Directors

Class II Directors

Donald J. Breeding, age 76, has been a member of our Board of Directors since January 2003 and has been Chairman of our Board since November 2007. Effective March 24, 2011, Mr. Breeding was appointed Interim President and Chief Executive Officer of the Company and will remain in such role until a successor to Philip Trenary is appointed.  Mr. Breeding was President and Chief Executive Officer of Airline Management, LLC from 1997 to 2007. From 1992 to 1997, he served as President, Chief Executive Officer and Director of Continental Micronesia, a majority owned subsidiary of Continental Airlines, and from 1988 to 1992 he served as Senior Vice President, Operations of Continental Airlines. Prior to joining Continental Airlines, he served in a number of executive positions for Eastern Airlines and Texas International Airlines. Mr. Breeding was also a Director of Reliant Energy until December 31, 2009.

Susan M. Coughlin, age 65, was appointed to our Board of Directors in December 2008.  Ms. Coughlin has been the founder and President of Air Safety Management Associates, a consulting firm serving transportation clients, since 1997.  From February 1990 through April 1994, she was a Member and Vice Chairman of the National Transportation Safety Board (NTSB). Prior to her appointment to the NTSB, Ms. Coughlin was Deputy Federal Railroad Administrator from 1987 until January 1990.  She has held executive positions in the transportation industry since 1981, including President and Chief Executive Officer of the Aviation Safety Alliance.  Ms. Coughlin was formerly a director of Flyi, Inc. and is currently Lead Independent Director of Sensis Corporation.

R. Philip Shannon, age 63, has been a member of our Board of Directors since July 2003. He was an Assurance Partner with KPMG LLP from 1984 to 2001. Previously, he held other positions with the firm from 1972 to 1984. While with the firm, he served as a member of the National Industrial Products Committee and the Southeast Area Manufacturing Committee, and was Partner in Charge of the Southeast Area Industrial Products Group. Mr. Shannon is also a Director of Bulab Holdings, Inc.

Class III Directors

Thomas S. Schreier, Jr., age 48, has been a member of our Board of Directors since January 2003. Mr. Schreier has been Vice Chairman of Nuveen Investments since January 2011.  Prior to that, he was Chief Executive Officer of FAF Advisors from November 2000 until December 2010 and President of First American Funds from February 2001 to December 2010. From 1998 to November 2000, Mr. Schreier served as Senior Managing Director and Head of Equity Research for U.S. Bancorp Piper Jaffray, Inc. Prior to joining U.S. Bancorp Piper Jaffray, Inc., Mr. Schreier was a Senior Airline Equity Analyst and Director in the Equity Research department at Credit Suisse First Boston. He also served as Vice President of Finance for Northwest from May 1995 to August 1996.

Alfred T. Spain, age 66, has been a member of our Board of Directors since January 2008. Mr. Spain has held many positions in the airline industry, most recently serving as Senior Vice President of Operations for JetBlue Airways from 1999 to 2006.  Prior to joining JetBlue, Mr. Spain served in a number of positions at Continental Airlines and its majority owned subsidiary, Continental Micronesia, from 1984 to 1997.

Nicholas R. Tomassetti, age 75, has been a member of our Board of Directors since January 2003. Mr. Tomassetti has been President and Chief Executive Officer of NRT Associates since January 2002. From March 2000 through January 2002, he served as President and Chief Executive Officer of Airbus North America Holdings, Inc. and from 1994 to March 2000, he served as President and Chief Operating Officer of that company. Prior to joining Airbus, Mr. Tomassetti served in a number of executive positions for Douglas Aircraft Corporation and Pratt & Whitney.

Director Independence

Under the Company’s Corporate Governance Guidelines, a majority of the Company’s directors must be independent as determined under the criteria for independence established by the NASDAQ Stock Market (“NASDAQ”).  No director will be deemed to be independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, directly or as an officer, share owner or partner of an organization that has a relationship with the Company.  The Board observes all criteria for independence established by NASDAQ listing standards and other applicable governing laws and regulations.

In its annual review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company.  As a result of this annual review, the Board has determined that all of the present directors are independent.  Mr. Trenary was not independent because of his position as President and Chief Executive Officer of the Company.

Proposal 2:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010 (“Dodd-Frank”), requires that we provide our shareholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our executive officers as disclosed in this Proxy Statement.

As we explain in more detail under the heading “Compensation Discussion and Analysis”, we seek to closely align the interests of our named executive officers (“NEOs”) with the interests of our shareholders.  Our compensation programs are designed to reward our named officers for the achievement of short-term and long-term operational, financial and individual goals, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.  Our named executive officers’ total compensation is comprised of a mix of base salary, annual cash incentive awards and long-term incentive awards that include both performance-based cash awards, as well as equity awards.

The Company’s Compensation Committee retained a compensation consultant to make an independent assessment of the Company’s competitive compensation positioning relative to an appropriate peer group.  A brief description of the three components of the Company’s executive compensation program, and the positioning relative to the peer group, is set forth below.

Base Salary.  The Compensation Committee hired Mercer Human Resources to assist in selecting an appropriate peer group to help determine the appropriate base salaries of the Company’s NEOs. Due to the reducing number of regional airlines against which to make a peer comparison, the peer group has been extended to other airlines and companies which have relevant characteristics.  In general, NEO base salaries are targeted at the median market level for regional airline executives.  The actual base salary paid to the Company’s CEO in 2010 was below the midpoint of the range for the market defined by the selected peer group.  Moreover, the base salaries of the other NEOs were generally at a level below the midpoint relative to our peers.

Annual Cash Incentive Awards.  A combination of financial, operational and personal performance metrics are established and then reviewed by the Compensation Committee to determine if the Company’s NEOs are paid an annual cash bonus.  Those metrics, or objectives, are described in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.  According to the peer group analysis of target total cash compensation (base salary plus annual cash bonus), Pinnacle’s NEOs are positioned at the 25th percentile of peer group comparative data.  The actual cash bonuses paid to the Company’s NEOs for 2010 performance, as shown in the “Summary Compensation Table” of this Proxy Statement, were between the target and maximum percentages established under the Company’s cash bonus plan.

Long Term Incentive Plan.  In 2010, the Company’s NEOs were awarded stock options and restricted shares pursuant to the Company’s 2003 Stock Incentive Plan, as amended.  The stock options and restricted shares have a three-year vesting schedule.  The awards in 2010 were at the targeted percentages of NEO base salary (i.e. 200% for Mr. Trenary; 150% for Messrs. Douglas Shockey, Peter Hunt and Brian Hunt; and 100% for Mr. Robert Muhs.).  According to the peer group analysis performed by Mercer Human Resources, Pinnacle’s NEOs are positioned at the 50th percentile compared to peer group data for target total direct compensation (base salary, plus annual cash bonus, plus long-term incentives).

In 2011, the Compensation Committee has changed the components of the Company’s long-term incentive program to include a cash, performance-based feature (payable every three years) and an award of restricted shares (with a three-year vesting schedule).  The Compensation Committee believes the new long-term incentive plan further aligns the interests of the NEOs with our shareholders’ interests by linking long-term incentives to three-year financial and operational results.  The Compensation Committee also implemented a share holding requirement for all officers of the Company.  Detailed information on the metrics selected by the Compensation Committee to measure financial and operational results, as well as the share holding requirement, is located in the “Long-Term Incentive Compensation” section of the “Compensation Discussion and Analysis” in this Proxy Statement.

In summary, the changes that were made to our compensation program in 2011 build upon the Company’s compensation framework and our pay-for-performance philosophy.  We believe we have achieved a meaningful balance between equity-based compensation to attract and retain our executives and cash, performance-based features (both annual and long-term), which align compensation with Company performance. We encourage our shareholders to read the entire “Compensation Discussion and Analysis” section of this Proxy Statement for a detailed discussion and analysis of our executive compensation program, including information about the 2010 compensation of our named executive officers.

Accordingly, we ask our shareholders to vote on the following resolution:

RESOLVED,  that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosures.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

Proposal 3:

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE
ON EXECUTIVE COMPENSATION

Dodd-Frank also requires that we provide our shareholders with the opportunity to vote, on a nonbinding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in future proxy statements.  By voting with respect to this Proposal 3, shareholders may indicate whether they prefer that we conduct future advisory votes on executive compensation once every one, two or three years.  Shareholders also may, if they wish, abstain from casting a vote on this Proposal.

Our Board of Directors has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate choice for the Company.  Therefore, the Board of Directors recommends that you vote for a three-year interval for the advisory vote on executive compensation.  The reasons the Board of Directors believes a three-year interval is the most appropriate alternative for the Company are:

•
The Board has been working on a revised executive compensation program with the aim of improving focus on longer-term, performance-based goals while at the same time maintaining annual incentive compensation targets. Independent of Dodd-Frank considerations, the chosen interval for the longer-term goals is three years. The Board considers this to be an appropriate timeframe over which to assess performance goals for the Company and wishes to see the same timeframe applied to a shareholder advisory vote to ensure consistency;

•
As a result, the Company’s new cash-based component of long-term incentive compensation, described in the “Compensation Discussion and Analysis” section of this Proxy Statement, evaluates the Company’s performance against operational and financial goals on a three-year basis;

•	A three-year interval provides shareholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy in the context of long-term business results; and
•	a triennial vote will provide us with the time to thoughtfully respond to our shareholders’ feedback and implement any necessary changes to our compensation programs.

Accordingly, we ask our shareholders to vote on the following resolution:

RESOLVED, that the shareholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers as set forth in the Company’s Proxy Statement should be every year, every two years, or every three years, whichever receives the highest number of votes cast with respect to this resolution.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE OPTION OF ONCE EVERY THREE YEARS AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

Proposal 4:

RATIFICATION OF APPOINTMENTOF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors (the “Audit Committee”) desires to continue to engage the services of Ernst & Young LLP (“E&Y”) for the year ending December 31, 2011. Accordingly, the Audit Committee expects to reappoint E&Y to audit the financial statements of the Company for 2011 and report on those financial statements.  Stockholders are being asked to vote upon the ratification of the appointment.

All services provided by E&Y during the fiscal year 2010 were pre-approved by the Audit Committee.  The aggregate fees billed by E&Y for various services provided during 2010 and 2009 were:

Type of Fees	2010		2009
Audit Fees	$1,578,368	*	$675,473
Audit-Related Fees	$75,000		-
Tax Fees	-		-
All Other Fees	-		-
Total	$1,653,368		$675,473
*Includes fees for a 2009 audit and a review of the six months ending June 30, 2010 of Mesaba Aviation, Inc.’s financial statements.

In the above table, in accordance with SEC definitions and rules, "audit fees" are fees billed to the Company for professional services for the audit of the Company's consolidated financial statements included in Form 10-K and review of financial statements included in Forms 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; "audit-related fees" are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements; "tax fees" are fees billed for tax compliance, tax advice and tax planning; and "all other fees" are fees billed for any services not included in the first three categories.  Audit fees in 2010 and 2009 included billings of E&Y related to its annual audit of the Company's financial statements, review of the Company's quarterly financial statements and audit of the effectiveness of the Company’s internal control over financial reporting.

            Representatives of E&Y will be present at the Annual Meeting and will be available to respond to appropriate questions and make a statement should they so desire.

Vote Required For Ratification

The Audit Committee is responsible for selecting the Company’s independent registered public accounting firm. Accordingly, stockholder approval is not required to appoint E&Y as the Company’s independent registered public accounting firm for 2011. The Board of Directors believes, however, that submitting the expected appointment of E&Y to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will reconsider E&Y’s appointment and review its future selection of the independent registered public accounting firm.

The ratification of the expected appointment of E&Y as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS, WHICH IS DESIGNATED AS PROPOSAL 4 ON THE PROXY.

OTHER MATTERS

We have not received notice as required under our bylaws of any other matters to be proposed at the meeting. Consequently, the only matters to be acted on at the meeting are those described in this Proxy Statement, along with any necessary procedural matters related to the meeting. As to procedural matters, or any other matters that are determined to be properly brought before the meeting calling for a vote of the stockholders, it is the intention of the persons named in the accompanying proxy, unless otherwise directed in that proxy, to vote on those matters in accordance with their best judgment.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Board of Directors Leadership Structure and Risk Oversight

The Company has separate Chief Executive Officer and Board Chairman positions. Even during this period while the Board of Directors seeks a successor to Mr. Trenary, Mr. Breeding is serving as interim Chief Executive Officer, and Thomas Schreier, Vice Chairman of the Board of Directors, has assumed interim leadership of the Board. The Board believes this leadership structure is the most appropriate structure for the Company’s stockholders because it provides for an independent Board Chairman, as lead director of an independent Board of Directors, overseeing the duties of and providing guidance to a Chief Executive Officer with extensive experience in managing an airline.

Moreover, the Board believes it can best carry out its risk management oversight functions if the Board Chairman is not involved in the daily operations of the Company.  The Board, through its Audit Committee, receives reports from management on financial risk assessments, business risk assessments, regulatory compliance and enterprise risk management, and discusses with management the risks that are identified in those assessments. The Finance Committee of the Board addresses risks related to strategy and financial stability. Moreover, management of risk related to aviation safety and operational performance is overseen by the Board’s Safety and Operational Oversight Committee.  The Company’s Compensation Committee addresses risk related to the Company’s compensation structure. All of the aforementioned committees report back to the full Board on the major risks under their purview. The entire Board has resolved to set the “Tone at the Top” with respect to overall risk management and compliance and to oversee, and not directly manage, the Company’s material risks.  Given the importance of safety and operational performance at airlines, the Company believes it most prudent to have its Chief Executive Officer focus primarily on those items and have its Board Chairman assist the Chief Executive Officer in overseeing overall risk management (including with respect to the Company’s strategy, capital structure, liquidity management, and relationships with its mainline partners) and corporate governance.

Committees Established by the Board

The Board of Directors has established standing committees to assist it in the discharge of its responsibilities.  The principal committees, their current members and the principal responsibilities of each are described below.

Meetings Attended by Directors

During 2010, the Board of Directors met 15 times and its standing committees met a total of 31 times.  The independent directors of the Company typically meet prior to the Committee and Board meetings in executive sessions with no members of management present. These executive sessions’ discussions may include such topics as the independent directors determine.  Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of each committee of which he/she was a member, which were held during the period in which that person was a director or committee member.

The Audit Committee

The Board of Directors has adopted a written charter for the Audit Committee, a current copy which is available under the Corporate Governance section of our website, www.pncl.com. The information on our website, however, is not a part of this Proxy Statement.  The members of the Audit Committee are Messrs. Shannon, Chairman of the Committee, Massey and Schreier. Each of the committee members is independent as defined under and required by the federal securities laws and NASDAQ listing standards. Additionally, the Board of Directors has determined that Mr. Shannon qualifies as an audit committee financial expert under the federal securities laws. The Audit Committee met nine times during 2010. The Audit Committee's principal duties are:

•
to retain, compensate, oversee and terminate any registered public accounting firm in connection with the preparation or issuance of an audit report (and to seek stockholder ratification of the firm so retained);

•	to approve all audit services and any permissible non-audit services provided by the independent auditors;

•	to receive direct reports from any registered public accounting firm engaged to prepare or issue an audit report;
•	to review and discuss annual audited and quarterly unaudited financial statements with management and the independent auditors;
•	to review with management and the independent auditors the report of management on the effectiveness of the Company’s internal control over financial reporting as required by Sarbanes-Oxley;
•	to review with the independent auditor any audit problems and management's response;
•	to discuss earnings releases, financial information and earnings guidance provided to analysts and rating agencies;
•	to meet periodically and separately with management, internal auditors and the independent auditors;
•	to establish procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters;
•
to obtain and review, at least annually, an independent auditors' report describing the independent auditors' internal quality-control procedures and any material issues raised by the most recent internal quality-control review of the independent auditors or any inquiry by governmental authorities;

•	to review the Company’s overall business risk assessments and related risk management policies, procedures and plans;
•	to obtain and review, at least quarterly, a report of the Company’s Compliance Oversight Committee and discuss the Company’s regulatory risks;
•	to ascertain the adequacy of the Company’s comptrolling, finance, financial reporting and internal audit functions and personnel; and
•	to report regularly to our full Board of Directors with respect to any issues raised by the foregoing.

Audit Committee Report

The Audit Committee has reviewed and discussed our audited financial statements with management, which has primary responsibility for the preparation of those financial statements.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Codification of Statements of Auditing Standards, AU Section 380, “The Auditors Communication with Those Charged with Governance”, as adopted by the Public Company Accounting Oversight Board, Sarbanes-Oxley and other matters required by the Audit Committee's charter.  The Audit Committee has received the written disclosures and the letter from the independent public accountants required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence.”  The Audit Committee discussed the independence of the independent accountants.  Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission ("SEC").

Audit Committee
R. Philip Shannon, Chairman
Ian Massey
Thomas S. Schreier, Jr.

The Compensation Committee

The Compensation Committee, which met six times during the Company's latest fiscal year, operates under a written charter, a current copy of which is available under the Corporate Governance section of our website, www.pncl.com. The information on our website, however, is not a part of this Proxy Statement. The Compensation Committee is composed of Messrs. Massey, Chairman of the Compensation Committee, Breeding, McGehee and Shannon, all of whom are independent as defined under NASDAQ listing standards.

The principal duties of the Compensation Committee are as follows:

•	to review key employee compensation policies, plans and programs;
•
to review, approve and recommend to the Board the compensation of the Company's Chief Executive Officer (“CEO”) and the other executive officers of the Company and its subsidiaries, which is then approved by the Board;

•	to review, approve and recommend to the Board any employment contracts or similar arrangement between the Company and any executive officer of the Company;
•	to review and recommend to the Board with respect to succession planning for officers and senior employees;
•	to address risks related to the Company’s compensation structure;
•	to review and consult with the Company's CEO concerning selection of officers, management succession planning, performance of individual executives and related matters;
•
to administer our stock plans, incentive compensation plan programs and any such plans that the Board may from time to time adopt and to exercise all the powers, duties and responsibilities of the Board of Directors with respect to such plans; and

•	to report regularly to our full Board of Directors with respect to any issues raised by the foregoing.

All particular compensation levels, goals, objectives, plans, policies and programs recommended by the Compensation Committee are subject to approval by the Board before implementation by the Company.

In 2010, the Compensation Committee engaged Mercer Human Resources (“Mercer”) as a compensation consultant to provide advice and recommendations on the amount and form of executive and director compensation.  In particular, Mercer provided independent analysis on a relevant peer group to determine relative compensation levels for Company executives. In addition, Mercer provided advice to the Compensation Committee to support the restructuring of the long-term incentive program now being implemented. The fee paid by the Company to Mercer for this engagement was $95,213.

In addition, Mercer and its affiliates provided additional services to the Company.  These services included insurance broker services and strategic/financial analysis consulting services (e.g. related to the Company’s acquisition of Mesaba on July 1, 2010.)  The total amount paid for such services was $539,865.  Management decided to retain a Mercer affiliate to provide the insurance broker services.  The decision to engage a Mercer affiliate for the strategic/financial analysis consulting services was recommended by management of the Company and approved by the Board of Directors.  However, the decision to select Mercer as a compensation consultant was made solely by the Board of Directors.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management, among other things, the section of this Proxy Statement captioned “Compensation Discussion and Analysis.”  Based on that review and discussion, the Compensation Committee has recommended to our Board that the “Compensation Discussion and Analysis” section be included in this Proxy Statement.

Compensation Committee
Ian Massey, Chairman
Donald J. Breeding
James E. McGehee, Jr.
R. Philip Shannon

Compensation Committee Interlocks and Insider Participation

During 2010, no member of the Compensation Committee was or had been an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K.

During 2010, none of the executive officers of the Company was a member of the Board of Directors, or any committee thereof, of any other entity that employed any member of the Company’s Compensation Committee or Board of Directors.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors (the "Nominating Committee"), which met four times during the Company’s latest fiscal year, operates in accordance with its charter, a current copy of which is available under the Corporate Governance section of our website, www.pncl.com. The information on our website, however, is not a part of this Proxy Statement. The Nominating Committee is composed of Ms. Coughlin, Chairperson of the Committee, and Messrs. Massey, Breeding and Tomassetti. All members of the Nominating Committee are independent as defined under NASDAQ listing standards.

The principal duties of the Nominating Committee are as follows:

•	to recommend nominees to the Board for election by the stockholders at the Annual Meeting;
•
to make recommendations to the Board of Directors regarding corporate governance matters and practices, and to oversee periodic self-assessments of the Board, its individual members and each of its committees;

•	to make recommendations to the Board on the establishment and responsibilities of various committees, including as necessary, special committees of the Board;
•	to make recommendations concerning membership on Board Committees and the rotation of members and chairs;
•
to develop and recommend to the Board Corporate Governance Guidelines (available under the Corporate Governance section of our website, www.pncl.com)  applicable to the Company, review and reassess the adequacy of the Corporate Governance Guidelines and recommend changes to the Board for approval; and

•	to develop and recommend to the Board a program for Board education and training.

The Nominating Committee identifies candidates for nominees based upon both its criteria for evaluation and the candidate's previous service on the Board. Additionally, the Nominating Committee may use the services of a search company in identifying nominees. Although the Nominating Committee has not determined specific minimum qualifications for its nominees, it and the Board evaluate candidates based upon:

•	character, personal and professional ethics, integrity and values;
•	executive level business experience and acumen;
•	relevant business experience or knowledge (although preference may be shown for experience in or knowledge of the aviation and travel/leisure industries, it is not a prerequisite);
•	skills and expertise necessary to make significant contributions to the Company, its Board and its stockholders;
•	business judgment;
•	availability and willingness to serve on the Board;
•	independence requirements under NASDAQ listing standards;
•	potential conflicts of interest with the Company or its stockholders taken as a whole; and
•	accomplishments within the candidate's own field.

In addition, the Company’s Corporate Governance Guidelines direct the Board to consider the diversity of experience of the Board as a whole in evaluating the suitability of individual Board members.  The Board’s consideration of diversity takes into account many factors, including a general understanding of aviation and finance, sound judgment and professional background.  This diversity policy is implemented through consideration of the above-listed evaluation criteria by the Nominating Committee.  The effectiveness of this policy is assessed by the Nominating Committee and Board on an annual basis when they determine whether to nominate for re-election directors whose terms are expiring and through the use of annual director peer evaluations.

The Nominating Committee regularly reviews the composition of the Board in light of the Company’s changing requirements, its assessment of the Board’s performance and the input of the shareholders and other constituencies. The Nominating Committee continues to believe that each nominee and current director brings a strong and unique set of characteristics, skills and experience to the Board.  The diverse background of our directors gives the Board competence and experience in a wide variety of areas, including board service, corporate governance, executive management, finance, aviation safety and operations, government and international business.  Set forth below are the specific experience, qualifications, attributes and skills of the nominees and current directors which support our strategic direction.

Donald Breeding

Mr. Breeding was an executive and senior officer at major airlines for several years before joining the Company’s Board.  In addition, much of his former experience was with a major customer of the Company, making him a valuable resource in maintaining a positive relationship with that customer and with other airline executives with whom he has had lengthy relationships.

Susan Coughlin

Ms. Coughlin gives the Board experience in the areas of aviation safety, regulatory compliance and government affairs (as a result of her executive-level government service including the National Transportation Safety Board). Her extensive contacts with and understanding of aviation authorities have been valuable to the Company.

Ian Massey

Mr. Massey has served as chief financial officer for an international commercial aircraft manufacturer, and more recently was an executive in an investment company specializing in aviation-related investments.  He has extensive experience in aircraft finance and  strategic planning which has been valuable to the Company.

James McGehee

Mr. McGehee’s tenure as Chairman of the Memphis Airport Authority Board of Commissioners for over 15 years brings aviation experience, business leadership skills and a local Memphis presence to the Board.  In addition, Mr. McGehee has lengthy relationships with executives at the Company’s largest customer. Finally, Mr. McGehee provides immediate insight of our shareholders’ perspective during the Board’s deliberations, as he is a major shareholder of the Company.

Thomas Schreier

Mr. Schreier brings a unique background in aviation finance to the Board.  His finance experience has been instrumental in the Company’s financial planning, financing and liquidity management, as well as the Board’s oversight of its risk management related to corporate finance matters.  Mr. Schreier also has lengthy relationships with many significant executives at regional and major airlines.

Philip Shannon

Mr. Shannon has an extensive background in public accounting.  He was an audit partner at a national public accounting firm for 17 years, having led the audits of numerous public companies.  He brings a strong understanding of internal control and procedures over financial accounting.  He was recruited to the Board to chair the Company’s Audit Committee and currently serves in that capacity.

Alfred Spain

Mr. Spain’s very recent experience as a senior operations officer at a major U.S. airline provides the Board with expertise in the areas of aviation management, operations and safety.  His deep knowledge of and insight into compliance with aviation regulatory requirements is critical to the Board’s overall risk management oversight duties.

Nicholas Tomassetti

A distinguished career with several international aircraft and engine manufacturers has provided Mr. Tomassetti with extensive experience in aircraft and engine performance and equipment leases.  He has maintained contacts with certain Company suppliers which have proven valuable to the Company.

The Nominating Committee has adopted a policy with regard to considering a stockholder's nominee. To submit a nominee for consideration, a stockholder must provide to the Nominating Committee:

•	proof of the stockholder's eligibility to submit proposals in accordance with Rule 14a-8(b) of the Exchange Act of 1934, as amended;
•	a complete description of the candidate's qualifications, experience and background; and
•	the candidate's signed consent to serve on the Board.

In general, the Nominating Committee will evaluate a candidate identified by a stockholder using the same standards as it uses for candidates it identifies. Before recommending a stockholder's candidate, the Nominating Committee may also:

•	consider whether the stockholder candidate will significantly add to the range of talents, skills and expertise of the Board;
•	conduct appropriate verifications of the background of the candidate; and
•	interview the candidate or ask the candidate for additional information.

The Nominating Committee has full discretion not to include a stockholder's candidate in its recommendation of nominees to the Board. If the Nominating Committee does not recommend a stockholder's candidate to the Board, it will not make public the reason or reasons for its decision.

The Finance Committee

The Finance Committee of the Board of Directors, which met eight times during the Company's latest fiscal year, is composed of Messrs. Schreier, Chairman of the Committee, McGehee, Spain and Tomassetti.  The principal duties of the Finance Committee are as follows:

•
to review all capital or non-recurring operating expenditures on behalf of the Company in excess of $250,000. The Finance Committee has the authority to approve all transactions involving expenditures on behalf of the Company that are in excess of $250,000 but less than $1,000,000. The Finance Committee makes recommendations to the Board of Directors regarding any transaction involving expenditures of $1,000,000 or greater;

•	to review and make recommendations to the Board of Directors regarding the following:
(1)	the Company’s annual operating and capital budget;
(2)	all forms of major financing, including the issuance of securities, corporate borrowings and investments and lease financing; and
(3)	the Company’s dividend policy and any stock repurchase program;
•	to review and consult with management regarding the following:
(1)	the Company’s financial planning activities, capital structure, financial condition and liquidity requirements;
(2)	the Company’s financial risk management policies; and
(3)	the Company’s investment policies other than investment policies and funding requirements with respect to our employee benefit plans;
•	to address risks related to the Company’s strategy and financial stability; and
•	to report regularly to our full Board of Directors with respect to any issues raised by the foregoing.

The Safety and Operational Oversight Committee

The Safety and Operational Oversight Committee of the Board of Directors met four times during the year. This Committee is currently comprised of Messrs. Spain, Chairman of the Committee, Breeding, Tomassetti, and Ms. Coughlin. The Board of Directors has authorized the Safety and Operational Oversight Committee to review all information that the Company has available regarding, and to speak with all Company personnel, agents and vendors involved in, its safety and security efforts and risks related thereto, its regulatory compliance and its operational performance.  Based upon that input, the Committee is authorized to make recommendations to management in those areas and to report its findings and recommendations to the Board of Directors.

EXECUTIVE OFFICERS

The following is a brief discussion of the business experience of the Company's executive officers who do not also serve on the Board of Directors:

Douglas W. Shockey, age 51, was named Chief Operating Officer and President – Airline Subsidiaries in 2009. Prior to that appointment, Mr. Shockey was Vice President and Chief Operating Officer of the Company since September 2002. Mr. Shockey was Vice President, Maintenance and Engineering from December 1995 to August 2002. Prior to joining the Company, Mr. Shockey was Vice President, Maintenance and Engineering for Flagship Airlines from 1988 to 1995. Previously, Mr. Shockey was Vice President of Air Midwest from 1984 to 1988.

Peter D. Hunt, age 41, has been Vice President and Chief Financial Officer of the Company since December 2004.  Prior to joining the Company, Mr. Hunt was Managing Director, Corporate Finance at Continental Airlines, Inc. from 2000 to 2004.  Mr. Hunt also served in several finance positions of increasing responsibility at Continental Airlines, Inc. from 1996 to 2000, including Director, Financial Analysis.  Prior to joining Continental, Mr. Hunt was employed with BDO Seidman, LLP.

George A. Casey, age 63, had been President and General Manager of Colgan Air, Inc. since October 2007.  In January 2010, his title was changed to Senior Vice President – Operations, although his duties at Colgan Air did not change. Mr. Casey is a 35-year veteran of the airline industry.  He joined Pinnacle Airlines, Inc. in 2003 as Director of the Corporate Education Center.  He was previously Chief Operating Officer of Gulfstream Airlines, and held numerous positions at Express One Airlines and Eastern Airlines.

Brian T. Hunt, age 51, has been Vice President and General Counsel of the Company since January 2009. In July 2009, he was named Corporate Secretary, as well as the Company’s Chief Compliance Officer. Prior to joining the Company, Mr. Hunt was Senior Vice President, General Counsel and Corporate Secretary at ATA Airlines, Inc. from 1990 to December 2008.   Prior to joining ATA Airlines, Mr. Hunt was in private law practice in Indianapolis, IN.

Robert K. Muhs, Jr., age 56, has been Senior Vice President – Operations at Pinnacle Airlines, Inc. since January 2010.  Prior to joining the Company, Mr. Muhs was Vice President, Flight Operations and System Operations Control at Northwest Airlines from June 2009 to October 2009.  He joined Northwest in June of 1977 as a Transportation Agent and held numerous positions with increasing responsibilities in System Operations Control through September 2009. He was a member of the Board of Directors of Compass Airlines, Inc. from December 2007 until October 2008.

Russ Elander, age 47, has been Senior Vice President – Ground Operations at Pinnacle Airlines Corp. since January 2010.  Prior to that appointment, Mr. Elander was Vice President – Ground Operations at Pinnacle Airlines, Inc. from August 2007 to December 2009 and Director – Ground Operations from October 2004 to July 2007.  Prior to joining the Company, he held various senior management positions with Midway Airlines Corporation from October 1998 to July 2002, most recently serving as Vice President, Customer Service/Operations. Prior to joining Midway Airlines, Mr. Elander held various leadership positions with American Eagle Airlines from December 1987 to September 1996.

John Spanjers, age 56, has been President of Mesaba Aviation, Inc. (d/b/a Mesaba Airlines) since September 2002.  Prior to that appointment, Mr. Spanjers served as the airline’s Chief Operating Officer and Vice President of Flight Operations since joining Mesaba in November 1999. From June 1988 to November 1999, Mr. Spanjers held management positions within the Systems Operational Control organization at Northwest Airlines, and has served in various operational functions within the regional and charter airline industry dating back to 1979.

Code of Business Conduct

The Company has adopted a Code of Business Conduct that applies to all the Company’s and its subsidiaries’ directors, officers and employees.  The Code of Business Conduct satisfies the SEC’s description of a “code of ethics” and NASDAQ’s requirement for a “code of conduct.”  A current copy of the Code of Business Conduct is available under the Corporate Governance section of our website, www.pncl.com.  The information on our website, however, is not a part of this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Committee of the Board administers all plans and programs connected with compensation of the named executive officers (“NEOs”).  Information concerning the Compensation Committee, its current members, and its charter is provided under the caption “The Compensation Committee.”

General Philosophy

To fulfill its principal duty to review and approve the compensation policies, plans and programs applicable to the NEOs, the Compensation Committee analyzes several objectives. The objectives of the Company's executive compensation programs are:

•	to attract and retain the best and most qualified executives,
•	to motivate executives to achieve the Company's goals,
•	to link executive and stockholder interests through the use of equity-based compensation, and
•	to compensate executives competitively and in a manner that recognizes both corporate achievement and individual contributions.

To assist the Company in establishing “target overall compensation” – i.e., the aggregate level of compensation that it will pay if performance goals are fully met – the Compensation Committee periodically completes a comprehensive evaluation of the Company's compensation structure for its executive officers, with the assistance of its independent consultants.  As to compensation paid with respect to 2010, the Compensation Committee hired Mercer Human Resources to assist in selecting an appropriate peer group, gathering information and providing analyses with respect to compensation paid by the Company, as compared to its peer group. The peer group consists of other companies of similar size and composition within the airline and transportation industries. These peer group companies include seven passenger airline companies (Alaska Air, SkyWest, JetBlue, AirTran, ExpressJet, Republic Airways and Allegiant Travel), five trucking companies and two air cargo companies which are believed by the Compensation Committee to be the natural competitors for individuals with the skills and experience of the Company’s executives.  The Company strives to set overall compensation for its executives in the median of the range.  This philosophy applies to all executives of the Company, as well as other key employees.  In fact, however, compensation for its NEOs currently is, on average, below market median.

Each year, the Compensation Committee reviews the Company's executive compensation policies and programs and the overall compensation paid to the Company's executive officers.  The Compensation Committee approves all base salary changes and determines the performance goals for annual incentive compensation, as well as the nature, number and amount of long-term incentive awards for the CEO and other NEOs.  The Compensation Committee regularly reviews competitive market compensation data to establish total target compensation levels for the Company's executives.  In evaluating executive compensation, including the determination of competitive market data, the Compensation Committee periodically obtains the advice of independent consultants. In addition, the Compensation Committee and its consultants review and consider as necessary the executive compensation policies of other publicly-traded companies with characteristics deemed to be comparable to those of the Company. Finally, the Compensation Committee solicits the input of the Company’s executive officers for insight as to which compensation features best support the business and strategy of the Company and their involvement ensures buy-in on the various compensation programs. In order not to place too much emphasis on short-term financial results, the Company established a balanced mix of annual incentive compensation and long-term incentive compensation.  The annual incentive compensation comprises less than 50% of the NEOs’ total compensation opportunity.  This approach mitigates the potential that NEOs will take actions to achieve short-term goals while not focusing on long-term growth measures, profitability and sustained performance.  As a result of a risk analysis of the Company’s compensation policies and practices applicable to all Company employees, including both the annual incentive compensation plan and long-term incentive compensation plan provided to the Company’s NEOs, the Compensation Committee concluded that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

All executive compensation amounts, goals, objectives, plans, policies and programs recommended by the Compensation Committee are subject to approval by the Company’s Board of Directors before implementation by the Company, and any such approval must have been by a majority of the independent directors of the Company.

Compliance with the $1 Million Limit on Deductible Compensation.  In 1993, Section 162(m) of the Internal Revenue Code was enacted which denies a publicly held corporation, such as the Company, a federal income tax deduction for compensation in excess of $1 million in a taxable year paid to each of its chief executive officer and the four other most highly compensated executive officers. Certain "performance based" compensation, such as stock options awarded at fair market value, is not subject to the limitation on deductibility provided that certain stockholder approval and independent director requirements are met.

To the extent consistent with the Company's compensation policies and the Compensation Committee's assessment of the interests of stockholders, the Company intends to design its executive compensation programs to preserve its ability to deduct compensation paid to executives under these programs. However, the Compensation Committee will balance the costs and burdens involved in compliance with the limitations for deductibility contained in Section 162(m) against the value of the tax benefits to be obtained by the Company thereby, and may in certain instances pay compensation that is not fully deductible if it determines such costs and burdens outweigh such tax benefits.

Allocation among Components

There are three basic components to the Company's executive compensation programs: base salary, annual incentive compensation and long-term incentive compensation (including equity participation).

Base Salaries

In general, salaries are targeted at the median market levels for regional airline executives.  Certain salaries are adjusted up or down from target for individual performance, experience, skills, tenure and the need for retention.  The Compensation Committee believes it is crucial for the Company to provide executive salaries within a competitive market range in order to attract and retain highly talented executives. The specific competitive markets considered depend on the nature and level of the positions in question, the labor markets from which qualified individuals are recruited, and the companies and industries competing for the services of the Company's executives.

Base salary levels are also dependent on the performance of each individual executive over time. Thus, executives who sustain higher levels of performance over time will have correspondingly higher salaries. Salary adjustments are based on competitive market salaries and general levels of market increases in salaries, individual performance, overall financial results and changes in job duties and responsibilities. All base salary increases are based on a philosophy of relative salary equity, market demand and pay-for-performance.

During 2009, the salaries of the Company’s non-union employees, including its executives, were frozen due to, among other things, the fact that the Company would not be receiving increases in its rates under its capacity purchase agreements.

CEO base salary.   Mr. Trenary’s base salary had been determined annually by the Compensation Committee.  During 2010, Mr. Trenary received a base salary of $425,000.  Mr. Trenary’s base salary was below the midpoint of the range for the market.  In establishing Mr. Trenary's compensation, the Compensation Committee also considered his expected future contributions to the Company’s performance.

NEOs’ base salaries.  Base salaries for other NEOs are determined by the Compensation Committee each year taking the CEO’s recommendations into account. Recommendations are generally based on corporate performance (as measured by financial, quality and strategic objectives), individual overall performance during the prior year, and competitiveness in the market.  As previously mentioned, the Company strives to pay its executives at levels consistent with the midpoint of the range for our industry. Salaries for the Company’s other executives are generally at a level below the midpoint of the range for the market.

Annual Incentive Compensation

The Company's Annual Management Bonus Plan provides for the payment of cash incentive awards to participants based on the achievement of a combination of certain financial, operational unit and personal performance goals for the year. The participants in the Plan are all officer and director level employees of the Company and its subsidiaries.  The annual incentive plan has two components that determine the amount of incentive compensation to be paid – a “target” and a “maximum” (or “stretch”).

The target and maximum annual incentive amounts for each of the NEOs for 2010 were as follows:

Name	Target Annual Incentive Compensation as a Percentage of Base Salary	Maximum Annual Incentive Compensation as a Percentage of Base Salary
Philip H. Trenary	60%	120%
Douglas W. Shockey	50%	100%
Peter D. Hunt	50%	100%
Brian T. Hunt	50%	100%
Robert K. Muhs, Jr.	25%	31.25%

Each year, the Compensation Committee compares each executive’s performance for the year to the performance goals established at the beginning of the year.  The Compensation Committee carefully considers each executive’s performance for the year and after due deliberation, thoughtfully chooses the appropriate amount of incentive compensation to recommend to the Board, within the limitations in the foregoing table.  Although this form of incentive compensation is generally awarded after the successful completion of pre-determined performance targets, the amount of compensation to recommend for grant, if any, is solely in the discretion of the Compensation Committee based upon the circumstances and conditions at the time of award.

The performance goals established by the Compensation Committee and approved by the Board for the CEO and other NEOs are financial, operational unit, and personal performance objectives and priorities.  These objectives are established in order to elicit management behaviors that will, in the then current judgment of the Board of Directors, yield the greatest benefit to the Company’s stockholders, while maintaining safety for passengers and meeting customers’ performance expectations

 The financial component of the annual incentive plan requires management to achieve corporate-wide objectives, such as achieving a pre-determined level of income. The CEO and other NEOs have the same financial goals.  In 2010, these objectives were to:  (i) meet consolidated budgeted pre-tax income; (ii) meet consolidated operating cash flow forecast of $46 million (excluding certain one-time items); and (iii) resolve contractual matters with Delta Air Lines.  The targets for objectives (i) and (ii) were met in 2010, while objective (iii) was partially met.  The maximum (or “stretch”) goal for item (ii) was met, the stretch goal for item (iii) was partially met and the stretch for objective (i) was not met.

The operational unit component of the annual incentive plan is based on certain operational objectives for the respective unit, such as achieving certain levels of on-time performance or achieving a target for the percentage of completed flights. These operational unit objectives are established at the beginning of each year and are generally the same for the CEO and other NEOs. In 2010, those objectives were to :  (iv) be accident free; (v)  meet the weighted calculated monthly midpoint of the Delta Air Lines contractual metrics for completion factor; (vi)  meet the weighted calculated monthly midpoint of Delta Air Lines contractual metrics for on-time departures; (vii) meet the operating performance incentive levels in Colgan’s code share agreements; (viii)  complete a collective bargaining agreement with the Company’s ground handling employees; (ix)  complete a collective bargaining agreement with Pinnacle’s pilots; (x)  complete a successful acquisition of Mesaba; and (xi) complete a full integration plan for the Company’s three airline subsidiaries.  The Colgan operating performance and collective bargaining agreement objectives were not applicable to Mr. Muhs. The following operational objectives were met by the Company:  accident free, Delta contractual metrics (completion factor and on-time departures), a collective bargaining agreement with the Company’s ground handlers and the acquisition of, and completion of an integration plan related to Mesaba.  The following operational objectives were not met in 2010:  Colgan operating performance incentive levels and a collective bargaining agreement for the pilots of Pinnacle (although a tentative agreement was obtained in 2010 and ratified in February 2011). With respect to the stretch goals for the operational objectives, the maximum goals for the ground handling agreement and Mesaba acquisition and integration plan were met; the maximum goals for the Delta Air Lines completion factor and on-time departures were partially met; and the maximum goals for Colgan operating performance and Pinnacle’s pilot agreement were not met.  There was no established stretch goal for the accident-free objective.

The personal performance component of the annual incentive plan is based on the participant's performance relative to his individual performance objectives for the year. The personal performance elements are assigned a “weight” in advance and the Compensation Committee exercises its discretion in utilizing the personal performance elements to reach its compensation decisions. The primary personal objectives of the Company’s NEOs and the reasons the Compensation Committee established those objectives for 2010 were as follows:

Mr. Trenary – Mr. Trenary’s personal performance goals reflected his leadership role, safety emphasis and the strategic planning expectations of the Board of Directors.  Accordingly, the Compensation Committee established the following personal objectives for Mr. Trenary in 2010:

•	Completion of action plan developed by a safety expert – target met; stretch goal met.
•	Meet on-the-job injury goal – target met; stretch goal met.
•	No material financial internal control weaknesses– target met; stretch goal met.
•	Develop a strategic plan for overall transition – target met; stretch goal met.
•	Develop and implement a communication plan to roll out the Company’s 2012 Strategic Plan- target met; stretch goal met.
•	Raise additional capital with a targeted year end liquidity balance greater than $70 million – target met; stretch goal met.

Mr. Shockey – Mr. Shockey’s personal performance goals are based primarily on his responsibilities for the Company’s safe operations and integration of operations and work groups at the Company’s three subsidiary airlines.  Accordingly, the Compensation Committee approved the following personal objectives for Mr. Shockey in 2010:

•	Completion of action plan developed by a safety expert – target met; stretch goal met.
•	Meet on-the-job injury goal – target met; stretch goal met.
•	No material financial internal control weaknesses– target met; stretch goal met.
•	Develop a strategic plan for overall transition – target met; stretch goal met.
•	Develop and implement a communication plan to roll out the Company’s 2012 Strategic Plan- target met; stretch goal met.
•	Quantify and implement operational synergies between Pinnacle and Colgan – the Compensation Committee deferred this objective due to the priority given to the acquisition of Mesaba.

Mr. Peter Hunt – As Chief Financial Officer, Mr. Hunt has primary responsibility for the financial affairs of the Company, compliance with financial regulations, ensuring the Company’s liquidity targets are achieved, and communicating with the investment community.  Accordingly, the Compensation Committee established the following personal objectives for Mr. Hunt in 2010:

•	No material financial internal control weaknesses– target met; stretch goal met.
•	Develop a strategic plan for overall transition – target met; stretch goal met.
•	Develop and implement a communication plan to roll out the Company’s 2012 Strategic Plan- target met; stretch goal met.
•	Raise additional capital with a targeted year-end liquidity balance greater than $70 million – target met; stretch goal met.
•	Add at least one equity analyst covering the Company’s stock – target met; stretch goal met.
•	Quantify and implement operational synergies between Pinnacle and Colgan – the Compensation Committee deferred this objective due to the priority given to the acquisition of Mesaba.

Mr. Brian Hunt – Given Mr. Hunt’s responsibility for the legal affairs of the Company and his role as Chief Compliance Officer of the Company, his personal objectives relate to risk management, potential liability issues and corporate governance.  Accordingly, Mr. Hunt’s objectives were determined by the Compensation Committee to be as follows:

•	Improve Emergency Response Plan coordination with Delta Air Lines and revise Colgan Air Emergency Response Plan – target met; stretch goal not met.
•	Meet on-the-job injury goal – target met; stretch goal met.
•	Decrease EEOC and lawsuit filings by 10% – target met; stretch goal partially met.
•	Redesign proxy statement – target met; no stretch goal.
•	Complete rollout of Compliance Program – target met; stretch goal met.

Mr. Muhs – Mr. Muhs’ personal performance goals reflect his responsibility for the safe and efficient operations of Pinnacle Airlines.  Accordingly, the Compensation Committee approved the following personal objectives for Mr. Muhs in 2010:

•	Accomplish safety program initiatives recommended by safety consultant – target met; no stretch goal.
•	Meet on-the-job injury and aircraft damage goals – target partially met; stretch goal not met.
•	Establish officer and director succession plan – target met; stretch goal met.
•	Standardize Employee Recognition Program – target not met; stretch goal not met.
•	Successful implementation of new service at JFK Airport – target met; stretch goal met.
•	Implement 2012 Strategic Plan communication and notification initiatives – target met; stretch goal met.

The Compensation Committee reviewed the features of the annual incentive plan, focusing on whether such features could potentially encourage excessive risk taking. The Compensation Committee believes that the Company’s annual incentive program is appropriately structured so as to discourage the NEOs from taking excessive risk.  As mentioned above, there are financial, operational unit and personal performance goals which vary widely and change from year to year.  The goals contain both quantitative and qualitative features. While the Compensation Committee does not believe the goals can be easily met, it also does not believe the goals and their relative weighting are such that the NEOs would engage in excessively risky behavior to achieve them, and the Committee believes that its discretion to reduce incentive pay for excessively risky behavior also acts as an effective deterrent to any such behavior.

The cash incentive payment for 2010, which was paid in February 2011 to each of the NEOs, is shown in the "Bonus" column of the Summary Compensation Table. The average target percentage for the NEOs was approximately 85% and the average stretch percentage was approximately 65%.   The Board of Directors retains the discretion to retroactively recoup incentive compensation paid if performance measures are later determined to have been based on erroneous or fraudulent information.

The Company’s newly-acquired subsidiary, Mesaba, has its own annual incentive plan (the “Mesaba Plan”).  All non-union employees of Mesaba Airlines participate in the Mesaba Plan.  The cash incentive paid under the Mesaba Plan in 2011, for 2010 safety, operational and financial performance was $2,243,212.  None of the NEOs participate in the Mesaba Plan. We are currently comparing the Mesaba Plan to the Company’s annual, performance-based incentive plans to design the plan the Company shall use once the Company’s airline subsidiaries are integrated.

Long-Term Incentive Compensation

Prior to 2011, the Company’s long-term incentive compensation policy was premised on the Compensation Committee’s discretion to grant stock options and other stock-based awards to officers and key employees of the Company. Neither the award of equity nor the vesting of the shares were tied to any performance measures.  These long-term incentives historically were granted in increments of 50% restricted stock and 50% stock options that vest over a multi-year period.  This equity participation was designed to align the interests of the employees receiving stock awards with the Company's stockholders over the long term and was used as a retention tool. Like base salary and the annual incentive payments, award levels were set with regard to competitive considerations, and each individual's actual award was based upon the individual's performance, potential for increased responsibility and contributions, leadership ability and commitment to the Company's strategic efforts.

The Compensation Committee analyzed the relationship between long-term incentive compensation and risk.  Because the long-term equity awards were time-vested and not performance-vested, and due to the multi-year vesting feature of the awards, the Compensation Committee did not believe the equity awards encouraged risk-taking on the part of the NEOs.  The value of the awards to the NEOs appreciates as the value of the Company’s stock appreciates.  This serves the best interests of the Company’s stockholders because it ties NEO equity award value to share price.  Finally, the use of the Compensation Committee’s discretion as a means to adjust awards downward to reflect performance or other factors mitigated risks involved in the plan.

However, the Board concluded that the long-term incentive program was no longer meeting all of the objectives desired for such a program. The Board determined that the program was no longer an effective retention tool because compensation in the form of stock options is subject to too many variations which may not relate to the financial and operational performance of the Company.  Moreover, it was not sufficiently focused on the achievement of future performance goals that the Board wished to establish for executives to build long-term value for shareholders. Therefore, in February 2011, with the assistance of its compensation consultant, the Compensation Committee recommended and the Board of Directors approved, a new long-term incentive program for the Company’s NEOs, officers and key employees (the “New LTI Plan”).  The New LTI Plan has two components: (1) a cash-based component available to all officers that is paid after a three-year period based on the achievement of corporate financial and operational goals set by the Board of Directors (“Cash LTI”); and (2) an equity-based component available to all officers and director-level employees that vests over a three-year period (“Stock LTI”).  The Stock LTI will initially be comprised of a restricted stock grant, although the Board of Directors may grant stock options or restricted stock units in addition to or in place of restricted stock at its discretion, as provided for in the Company’s 2003 Stock Incentive Plan, as amended.  The Cash LTI and Stock LTI are each targeted at 50% of the total award under the New LTI Plan.

The Cash LTI will be paid at the end of the three-year period to which it applies based on the achievement of goals established by the Compensation Committee.  It is presently anticipated that the initial Cash LTI goals will be based on: (1) the total controllable completion factor over a three-year period for all Company operations (50% of Cash LTI); and (2) return on invested capital over a three-year period (50% of Cash LTI).  For each goal, the Compensation Committee shall establish a threshold level (50% payout); a target level (100% payout); and a maximum level (150% payout).  At the end of the three-year measurement period, the Cash LTI payment will be determined by comparing the actual result achieved for each goal to the threshold, target and maximum levels.

The total payouts to the NEOs under the New LTI Plan are based on the following base salary multiples:

Name	Target Percentage of Base Salary	Maximum Percentage of Base Salary
President and Chief Executive Officer	200%	250%
Douglas W. Shockey	150%	187.5%
Peter D. Hunt	150%	187.5%
Brian T. Hunt	150%	187.5%
Robert K. Muhs, Jr.	100%	125%

These are the same multiples that were applicable to grants of stock options and restricted shares to the NEOs in 2010 under the prior long-term incentive plan.

To recognize the transition from the current long-term incentive plan (which provides for annual vesting over a three-year period for full target amount) to the New LTI Plan (which provides for the Cash LTI to be paid in one lump sum at the end of the applicable three-year period), there will be a phase-in award of the Cash LTI to NEOs and other officers for 2011 and 2012.  The 2011 Cash LTI goals shall be reviewed over a one-year period and if such goals are met, a one-time Cash LTI payment shall be made in the first quarter of 2012.  Similarly, the 2011 Cash LTI goals shall be reviewed over a two-year period and if such goals are met, a one-time Cash LTI payment shall be made to the NEOs in the first quarter of 2013.

In February 2011, the Company granted 360,000 shares of restricted stock to its eligible employees under the Stock LTI Plan, based on the performance of the employees and the Company in 2010.  As a part of the New LTI Plan, the Board of Directors now requires all officers of the Company to maintain an equity ownership position in the Company equal to at least the amount of their targeted annual Stock LTI grant.  For example, the CEO shall be required to own an amount of Company stock with a value at least equal to 100% of his base salary.

The Compensation Committee believes the New LTI Plan better aligns actual payout with actual Company performance over a three-year period.  The cash, goal-based approach is now more closely linked to the Company’s strategic goals and is designed to create long-term value for shareholders.  The New LTI Plan is also consistent with the Compensation Committee’s philosophy concerning the relationship between incentive compensation and risk.  The time-vested restricted stock grants do not encourage risk-taking.  Similarly, the Cash LTI contains two goals, which can vary from year to year.  The goals are designed to be achievable, but not easily.  Finally, the Board of Directors has reserved the right to adjust awards downward to reflect performance or other factors, and to recoup incentive compensation paid if performance measures are later determined to have been based on erroneous or fraudulent information, or a participant has materially violated the Company’s Code of Conduct.

Severance Benefits

The Company entered into employment agreements with Messrs. Trenary, Shockey and Peter Hunt in August 2005, and with Brian Hunt in May 2010.  Under each agreement, in the event of a termination of the executive’s employment by the Company other than for ‘‘cause’’ (as defined in the Compensation Agreements) or by the executive for ‘‘good reason’’ (as defined in the Compensation Agreements), subject to the executive’s execution of a general release, the executive would receive:

•
a severance payment equal to one-and-one-half (1.5) times (2.0 times for Mr. Trenary) the sum of the executive’s annual base salary and the target incentive bonus for executive with respect to the year preceding the year in which separation occurs (except in the event of certain terminations upon a “change in control” of the Company as defined in the Compensation Agreements, in which event it is 2.0 times for all four executives),

•	a pro rata share of the target incentive bonus the executive would have received with respect to the year of termination,
•
coverage under the Company’s medical and dental plans until the earlier of the second anniversary of the executive’s termination of employment or the date the executive is employed by a new employer and

•	immediate vesting of stock options and the removal of any restrictions on stock awards.

On December 12, 2008, the Company entered into amended and restated management compensation agreements (the “Restated Agreements”) with Messrs. Trenary, Peter Hunt and Shockey. The previous Compensation Agreements were amended and restated to make several technical changes that were designed to bring the Executives’ agreements into compliance with Section 409A of the Internal Revenue Code of 1986.

Each of these executives also is subject to a one-year covenant not to compete with the Company, subject to certain conditions, or to solicit its employees upon termination of his employment with the Company, as well as a covenant not to reveal the Company’s confidential information or disparage the Company during the term of employment or thereafter. Notwithstanding the provisions of the agreements, each executive agrees that any payments or benefits not permitted by the Air Transportation Safety and System Stabilization Act will be deferred until allowed under the Act and, to the extent the Act does not permit deferral of any payments or benefits, the payments and benefits will not exceed the maximum amount allowed under the Act.

    If any of Messrs. Trenary, Shockey, Peter Hunt and Brian Hunt had become eligible to receive post-termination compensation under his respective Compensation Agreement on December 31, 2010, the executive officer would have received the following amounts in equal biweekly installments over two years:

Name	Severance payment if terminated by the Company other than for “cause” or by the NEO for “good reason”	Severance payment if terminated upon a “change in control” of the Company
Philip H. Trenary	$1,649,529	$1,649,529
Douglas W. Shockey	$633,783	$838,084
Peter D. Hunt	$597,999	$794,477
Brian T. Hunt	$485,156	$638,473

The above table includes two years of benefits under the Company’s medical and dental plans, calculated using the COBRA rates in effect for 2011. These benefits totaled $22,289 for Mr. Trenary, $20,881 for Mr. Shockey, $8,563 for Mr. Peter Hunt and $25,203 for Mr. Brian Hunt.

In connection with the resignation of Mr. Trenary, the Company entered into a Consulting Agreement with him so as to secure for the Company the benefit of Mr. Trenary’s knowledge and experience in making the transition to his successor. Under the terms of that agreement, Mr. Trenary is obligated to provide certain consulting services to the Company for a period of two years, and will receive compensation for those services substantially equivalent to the severance payments referenced above which Mr. Trenary would have received had he been eligible for severance payments on December 31, 2010.  (See the Company’s Current Report on Form 8-K filed on March 29, 2011.)

The Company does not have employment contracts with any of its other executives.  Any severance benefits granted would be on a case-by-case basis.

401(k) Plan

The Pinnacle Airlines, Inc. Savings Plan (the “Savings Plan”) is a defined contribution plan covering substantially all employees of Pinnacle Airlines, Inc. and Pinnacle Airlines Corp.  Each year, participants may contribute a portion of their pretax annual compensation, as defined in the Savings Plan, subject to Internal Revenue Code limitations.  Participants may also contribute amounts representing distributions from other qualified plans.  Participants who have attained age 50 before the end of the plan year are eligible to make catch-up contributions.

The Company’s match for participants who are not represented for purposes of collective bargaining, including executive officers, is based on the following table:

Employee Contribution	Company Match

First 3%	Dollar for dollar, or 100%
Next 3%	Matched at 67%

The Company’s 2008 matching 401(k) contribution for each of the NEOs is included in the “All Other Compensation” column of the Summary Compensation Table.  Effective March 1, 2009 the Company suspended its Savings Plan match for all non-pilot employees.  Accordingly, the amount in the NEOs’ “All Other Compensation” column of the Summary Compensation Table for 2009 only reflects a matching 401(k) contribution for the first quarter of 2009.  Effective January 1, 2010, the Company resumed providing the matching 401(k) contribution at the same percentages set forth above.

Perquisites and Other Benefits

The Company grants certain perquisites to its executives that are not available to other employees.  During 2010, the amount of perquisites (excluding the annual wellness visit to the Mayo Clinic) did not exceed $10,000 in the aggregate for any of the NEOs.

Flight Benefits

Each of the NEOs and certain other officers of the Company receive flight benefits on Pinnacle Airlines, Inc. and Delta Air Lines flights.  These benefits permit positive space travel by the executive and the executive’s family.  Such flight benefits for personal travel represent taxable income for each executive at a value determined by the Company in accordance with industry standards.  Our capacity purchase agreements with Delta provide for this benefit at no incremental cost to the Company.

Other Perquisites

Other perquisites granted to the Company’s executive officers include an annual wellness visit to the Mayo Clinic, an annual membership to Delta’s SkyClub program, and complimentary parking at the Memphis International Airport.

EXECUTIVE COMPENSATION

The table below summarizes the total compensation paid or earned by each of the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of the Company (the “Named Executive Officers” or “NEOs”) for the years ended December 31, 2010, 2009 and 2008.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)(2)	Stock Awards ($)(3)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	Other Annual Compensation ($)(4)	Total ($)
Philip H. Trenary	2010	419,789		388,620	379,835		379,835		—	—	12,275	1,580,354
President and Chief Executive Officer(1)	2009	379,837	(5)	360,081	170,180	(6)	170,180	(6)	—	—	2,337	1,082,615
	2008	373,118		236,183	403,696		403,696		—	—	11,500	1,428,193

Douglas W. Shockey	2010	272,401		194,425	196,226		196,226		—	—	12,275	871,552
Chief Operating Officer and president –Airline Subsidiaries	2009	261,631	(5)	192,688	87,916	(6)	87,916	(6)	—	—	2,818	632,969
	2008	257,001		154,881	208,550		208,550		—	—	11,500	840,482

Peter D. Hunt	2010	261,971		214,120	179,055		179,055		—	—	12,275	846,477
Vice President and Chief Financial Officer	2009	238,742	(5)	203,050	80,223	(6)	80,223	(6)	—	—	5,318	607,556
	2008	234,519		127,813	190,300		190,300		—	—	11,500	754,432

Brian T. Hunt(7)	2010	204,424		155,185	149,997		149,997		—	—	12,275	671,878
VICE PRESIDENT AND GENERAL COUNSEL	2009	192,308		169,681	44,804	(6)	44,804	(6)	—	—	—	451,597

Robert K. Muhs, Jr. (8)	2010	185,579		47,556	96,497		96,497		—	—	10,785	436,913
SENIOR VICE PRESIDENT, OPERATIONS PINNACLE AIRLINES, INC.

(1)	Mr. Trenary resigned as President and Chief Executive Officer effective March 24, 2011.
(2)	The amounts shown represent payments under the Company’s Annual Management Bonus Plan.
(3)
Amounts shown do not reflect compensation actually received by the NEO. The values of the stock and option awards are based on the fair value as of the grant date of the award determined pursuant to FASB ASC 718.  See Note 12 to the Company’s Consolidated Financial Statements contained in the Company’s Form 10-K for the fiscal year ended December 31, 2010.

(4)	The amounts shown represent the Company’s contributions to the Savings Plan. During 2010, the amount of perquisites did not exceed $10,000 in the aggregate for any one of the NEOs.
(5)
Messrs. Trenary, Shockey and Peter Hunt did not receive a base Salary increase in 2009.  The difference between 2009 Salary and 2008 Salary is due to a mid-year increase in 2008 which remained unchanged through 2009.

(6)	2009 restricted stock and option grants were below target levels to minimize their dilutive effect, primarily because of the significant decline in the Company’s stock price during 2008.
(7)	Mr. Brian Hunt joined the Company on January 5, 2009.
(8)	Mr. Muhs joined the Company on January 4, 2010.

 GRANTS OF PLAN-BASED AWARDS

The following table sets forth summary information concerning the grants of plan-based awards to the NEOs during the year ended December 31, 2010.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)	All Other Stock Awards: Number Of Shares Of Stock Units (#)	All Other Option Awards: Number Of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (3) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Philip H. Trenary(1)	2/8/2011	212,503	425,006	531,258	29,555	59,111	73,888	—	—	—	—
	1/15/2010	—	—	—	—	—	—	47,959	—	—	379,835
	1/15/2010	—	—	—	—	—	—	—	84,785	7.92	379,835

Douglas W. Shockey	2/8/2011	103,124	206,248	257,810	14,343	28,685	35,857	—	—	—	—
	1/15/2010	—	—	—	—	—	—	24,776	—	—	196,226
	1/15/2010	—	—	—	—	—	—	—	43,800	7.92	196,226

Peter D. Hunt	2/8/2011	99,372	198,744	248,430	13,821	27,642	34,552	—	—	—	—
	1/15/2010	—	—	—	—	—	—	22,608	—	—	179,055
	1/15/2010	—	—	—	—	—	—	—	39,968	7.92	179,055

Brian T. Hunt	2/8/2011	76,877	153,754	192,192	10,692	21,384	26,730	—	—	—	—
	1/15/2010	—	—	—	—	—	—	18,939	—	—	149,997
	1/15/2010	—	—	—	—	—	—	—	33,482	7.92	149,997

Robert K. Muhs, Jr.	2/8/2011	49,696	99,393	124,241	6,912	13,824	17,280	—	—	—	—
	1/15/2010	—	—	—	—	—	—	12,184	—	—	96,497
	1/15/2010	—	—	—	—	—	—	—	21,540	7.92	96,497

(1)	Mr. Trenary resigned as President and Chief Executive Officer effective March 24, 2011.
(2)
These columns show the range of payouts targeted for 2010 under the Company’s long-term cash and stock incentive plans as described in the section “Long-Term Incentive Compensation” in the Compensation Discussion and Analysis.    The equity grant for 2010 performance was made in February 2011 at the following levels:  Mr. Trenary, Mr. Shockey, Mr. Peter Hunt, Mr. Brian Hunt and Mr. Muhs, 100% of the target.

(3)	The exercise price of options granted is the closing stock price on the day of the grant.
(4)
The values of the stock and option awards are based on the fair value as of the grant date of the award determined pursuant to FASB ASC 718.  See Note 12 to the Company’s Consolidated Financial Statements contained in the Company’s Form 10-K for the fiscal year ended December 31, 2010.  The exercise price for the options awarded to the NEOs has not been deducted from the amounts indicated.  Regardless of the value placed on a stock option as of the grant date, the actual value of the option will depend on the market value of the Company's common stock on such date in the future when the option is exercised.  The proceeds to be paid to the NEOs following any such exercise will not include the option exercise price.

OUTSTANDING EQUITY AWARDS AT YEAR-END

	Option Awards							Stock Awards
Name	Number Of Securities Underlying Unexercised Options (#) Exercisable		Number Of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive PlanAwards: Number Of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Philip H. Trenary(1)	—		—		—	—	—	100,135	791,066	(2)	—	—
	232,700	(3)	—		—	14.00	11/25/2013	—	—		—	—
	64,533	(4)	—		—	6.47	1/05/2016	—	—		—	—
	51,969	(5)	—		—	16.76	1/04/2017	—	—		—	—
	39,778	(6)	19,894	(6)	—	14.37	1/05/2018	—	—		—	—
	—		85,045	(7)	—	2.65	1/15/2019
	—		84,785	(8)	—	7.92	1/15/2020

Douglas W. Shockey	—		—		—	—	—	51,730	408,667	(2)	—	—
	129,073	(3)	—		—	14.00	11/25/2013	—	—		—	—
	26,221	(4)	—		—	6.47	1/05/2016	—	—		—	—
	24,067	(5)	—		—	16.76	1/04/2017	—	—		—	—
	20,555	(6)	10,277	(6)	—	14.37	1/05/2018	—	—		—	—
	—		43,934	(7)	—	2.65	1/15/2019
	—		43,800	(8)	—	7.92	1/15/2020

Peter D. Hunt	—		—		—	—	—	47,204	372,912	(2)	—	—
	36,119	(4)	—		—	6.47	1/05/2016	—	—		—	—
	22,852	(5)	—		—	16.76	1/04/2017	—	—		—	—
	18,756	(6)	9,378	(6)	—	14.37	1/05/2018	—	—		—	—
	20,046	(7)	40,090	(7)	—	2.65	1/15/2019
	—		39,968	(8)	—	7.92	1/15/2020

Brian T. Hunt	—		—		—	—	—	30,210	238,659	(2)	—	—
	11,195	(7)	22,390	(7)	—	2.65	1/15/2019	—	—		—	—
	—		33,482	(8)	—	7.92	1/15/2020

Robert K. Muhs, Jr.	—		—		—	—	—	12,184	96,254	(2)	—	—
	—		21,540	(8)	—	7.92	1/15/2020	—	—		—	—

(1)
Mr. Trenary resigned as President and Chief Executive Officer effective March 24, 2011. Equity awards to Mr. Trenary vested upon his resignation from the Company effective March 24, 2011, subject to certain conditions.

(2)	Market value was calculated using $7.90 the closing price of the Company’s common stock as reported on NASDAQ on December 31, 2010.
(3)	These options were granted on November 25, 2003 and are fully vested.
(4)	These options were granted on January 5, 2006 and are fully vested.
(5)	These options were granted on January 4, 2007 and are fully vested.
(6)	These options were granted on January 5, 2008 and vest in one-third increments over three years.
(7)	These options were granted on January 15, 2009 and vest in one-third increments over three years.
(8)	These options were granted on January 15, 2010 and vest in one-third increments over three years.

OPTION EXERCISES AND STOCK VESTED FOR 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(3)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(4)
Philip H. Trenary(1)	42,523(2)	226,928	39,629	313,862
Douglas W. Shockey	21,968(2)	117,228	19,999	158,392
Peter D. Hunt	—	—	18,400	145,728
Brian T. Hunt(5)	—	—	5,636	44,637
Robert K. Muhs, Jr. (6)	—	—	—	—

(1)	Mr. Trenary resigned as President and Chief Executive Officer effective March 24, 2011.
(2)	Options exercised were granted to Messrs. Trenary and Shockey on January 15, 2009.
(3)	Value realized on exercise reflects the difference between the exercise price of the stock option and the underlying market price of the common stock at the time of exercise.
(4)	Value realized on vesting is determined by using number of shares vested multiplied by the closing market price of our common stock on the vesting date.
(5)	Mr. Brian Hunt joined the Company on January 5, 2009.
(6)	Mr. Muhs joined the Company on January 4, 2010.

COMPENSATION OF DIRECTORS

Each director who is not a salaried officer or employee of the Company receives:

•	an annual retainer fee of $25,000;

•
an annual equity-based grant with an approximate value of $35,000 on the date of grant, in a mix of 50/50 restricted stock and stock options (based on value), with the restricted stock and the options vesting in one-third increments over three years and the options having a 10-year term to exercise;

•
a meeting attendance fee of $1,500 per meeting of the Board of Directors, the Compensation Committee, the Nominating Committee, the Finance Committee, and the Safety and Operational Oversight Committee;

•	a meeting attendance fee of $2,500 per meeting of the Audit Committee; and

•	reimbursement of all out-of-pocket expenses incurred in performance of the director’s duties.

Directors receive an amount equal to half of the meeting attendance fee for all telephonic Board of Directors and committee meetings.  The Chairman of the Company's Board of Directors receives an additional $50,000 annual retainer fee, the Chairman of the Audit Committee is paid an additional $20,000, and the Chairman of the Compensation Committee, the Chairman of the Safety and Operational Oversight Committee, the Chairman of the Finance Committee and the Chairman of the Nominating Committee are each paid an additional $10,000.

In addition, each independent director receives flight benefits on Pinnacle Airlines, Inc. and Delta Air Lines flights.  These benefits permit positive space travel by the director and the director’s family.  Such flight benefits for personal travel represent taxable income for each director at a value determined by the Company in accordance with industry standards.  Our capacity purchase agreements with Delta provide for this benefit at no incremental cost to the Company.

Under the Company’s Corporate Governance Guidelines, each of the Company’s directors must own at least the number of shares of stock (or rights to restricted stock or stock options) of the Company equal to the highest number of such shares, rights, or stock options (in the aggregate) granted to such director in 2007 or in any single subsequent year.

               The following table sets forth summary information concerning the compensation during the year ended December 31, 2010 for each of the independent directors:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensation ($)	Change inPension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Donald J. Breeding	109,500	17,503	17,503	—	—	—	144,506
Susan M. Coughlin	59,500	17,503	17,503	—	—	—	94,506
Ian Massey	79,000	17,503	17,503	—	—	—	114,006
James E. McGehee, Jr.	56,500	17,503	17,503	—	—	—	91,506
Thomas S. Schreier, Jr.	74,750	17,503	17,503	—	—	—	109,756
R. Philip Shannon	83,750	17,503	17,503	—	—	—	118,756
Alfred T. Spain	65,750	17,503	17,503	—	—	—	100,756
Nicholas R. Tomassetti	63,500	17,503	17,503	—	—	—	98,506

(1)
Philip H. Trenary, the former President and CEO of the Company, is not included in the foregoing table as he was an employee of the Company and received no monetary compensation for his services as a director.

(2)
Amounts shown do not reflect compensation actually received by the Director.  The values of the stock and option awards are based on the fair value as of the grant date determined pursuant to FASB ASC 718. See Note 12 to the Company’s Consolidated Financial Statements contained in the Company’s Form 10-K for the fiscal year ended December 31, 2010.

(3)
As of December 31, 2010, each director had the following numbers of unvested restricted shares outstanding: Mr. Breeding, 4,589; Ms.Coughlin, 4,183; Mr. Massey, 4,589; Mr. McGehee, 4,589; Mr. Schreier, 4,589; Mr. Shannon, 4,589; Mr. Spain, 4,183; and Mr. Tomassetti, 4,589.

(4)
As of December 31, 2010, each director had the following numbers of stock options outstanding: Mr. Breeding, 37,570; Ms.Coughlin, 9,783; Mr. Massey, 14,412; Mr. McGehee, 22,970; Mr. Schreier, 40,470; Mr. Shannon, 40,470; Mr. Spain, 9,783; and Mr. Tomassetti, 17,718.  These options were granted in various years from 2003 to 2010 and have various vesting dates.

(5)	During 2010, the amount of perquisites did not exceed $10,000 in the aggregate for any one of the independent directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Each director, executive officer (and, for a specified period, certain former directors and executive officers) and each holder of more than ten percent of a class of our equity securities is required to report to the SEC his or her pertinent position or relationship, as well as transactions in those securities, by specified dates. Based solely upon a review of filings with the SEC and written representations that no other reports were required, the Company believes that all of the Company's directors, executive officers and holders of more than ten percent of our common stock complied with Section 16(a) of the Exchange Act during fiscal year 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee, pursuant to the Audit Committee Charter, is authorized to review and approve or disapprove any proposed related-party transaction regardless of dollar amount, within the meaning of Item 404(a) of Regulation S-K promulgated by the SEC.  Under the Audit Committee Charter, transactions in which a related person has a direct or indirect material interest are subject to review and approval or disapproval.  Under the Audit Committee’s policies, the Audit Committee will approve such a transaction only if it determines that the transaction is in the best interest of the Company.

In considering a related party transaction, the Audit Committee will consider all relevant factors, including as applicable (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to the Company.

The Audit Committee will periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for the Company to amend or terminate the transaction.  Management or the affected director or executive officer is to bring the matter to the attention of the Audit Committee.  If a member of the Audit Committee is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction.

Since January 1, 2010, no financial transactions were disclosed or proposed through the Company’s process for review, approval or ratification of transactions with related persons in which (i) the Company was or is to be a participant, and (ii) any related person had or will have a direct or indirect material interest.

Beneficial Ownership by Certain Persons

The following table sets forth, as of March 18, 2011, information with respect to persons owning beneficially (to our knowledge) more than five percent of our common stock:

Name and Address of Beneficial Holder	Number of Shares	Percent of Class(1)

FMR LLC 82 Devonshire Street Boston, MA 02109	2,785,674	14.7%(2)

Mohnish Pabrai 1220 Roosevelt Suite 200 Irvine, CA 92620-3667	1,985,902	10.4%(3)

Apollo Capital Management, L.P. One Manhattanville Road Suite 201 Purchase, NY 10577	1,639,695	8.6% (4)

(1)	Based on 19,065,173 shares of common stock outstanding on March 18, 2011.
(2)
Pursuant to the instructions in Item 7 of Schedule 13G filed by FMR LLC on February 14, 2011, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,785,674 shares of the Common Stock outstanding of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.  Edward C. Johnson III and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 2,785,674 shares owned by the Funds.  Members of the family of Edward C. Johnson III, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC.  The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares.  Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Act of 1940, to form a controlling group with respect to FMR LLC.

(3)
Under SEC beneficial ownership rules, Mohnish Pabrai and Dalal Street, LLC (“Dalal”) are each deemed to beneficially own in the aggregate the same shares of common stock as described further in this footnote.  The information in this table relating to Dalal and Mr. Pabrai is based on a Schedule 13G/A filed with the SEC on February 11, 2011 with respect to the Company on behalf of The Pabrai Investment Fund II, L.P. (“PIF2”), Pabrai Investment Fund 3, Ltd. (“PIF3”),  Dalal, Harina Kapoor, Mr. Pabrai’s spouse, and Mr. Pabrai. Dalal is the general partner and investment manager of PIF2 and PIF3.  Mr. Pabrai is the managing member of Dalal.  Because of the relationships among these persons, they may be deemed to constitute a “group” under SEC beneficial ownership rules and as such, each member of the group would be deemed to beneficially own, in the aggregate, all of the shares of common stock held by each of the other members of the group.  Each of these persons disclaims membership in a group and disclaims beneficial ownership of any of the shares of common stock except that PIF2 claims beneficial ownership of 936,332 shares, PIF3 claims beneficial ownership of 1,024,853 shares, Dalal claims beneficial ownership of 3,000 shares, Ms. Kapoor claims beneficial ownership with respect to 21,717 shares, and Mr. Pabrai claims beneficial ownership of 1,985,902 shares. We have not included in the table above the 21,717 shares owned by Ms. Kapoor because all of those shares are included in the 1,985,902 shares owned by Mr. Pabrai.

(4)
This information is based on the Amendment to the Schedule 13G filed on February 10, 2011 by Apollo Value Management, L.P., which reported that as of December 31, 2010, it and its subsidiaries had shared power to vote or direct the vote and shared power to dispose or direct the disposition of the following numbers of shares:  Apollo Value Investment Master Fund, L.P., 402,832 shares; Apollo Value Management, L.P., 402,832 shares; Apollo Value Advisors, L.P., 402,832 shares; Apollo Value Management G.P., LLC, 402,382 shares; Apollo Value Capital Management, LLC, 402,832 shares; Apollo Strategic Value Master Fund, L.P., 654,368 shares; Apollo SVF Management, L.P., 1,176,863 shares; Apollo SVF Advisors, L.P., 654,368 shares; Apollo SVF Capital Management, LLC, 654,368 shares; Apollo SVF Management GP, LLC, 1,236,863 shares; Apollo Special Opportunities Managed Account, L.P., 349,369 shares;  Apollo SOMA Advisors, L.P. 349,369 shares; Apollo SOMA Capital Management GP, LLC, 349,369 shares; Apollo Capital Management, L.P., 1,639,695 shares; Apollo Capital Management, GP, LLC, 1,639,695 shares; Apollo Principal Holdings II, L.P., 1,406,569 shares; Apollo Principal Holdings II G.P., LLC, 1,406,569 shares; Lyxor/Apollo Distressed Fund Limited, 100,000 shares; Apollo Management Holdings, L.P., 1,639,695 shares; and Apollo Management Holdings GP, LLC, 1,639,695 shares.

Beneficial Ownership of Common Stock by Directors and Executive Officers

The following table shows, as of March 18, 2011, the number of shares of common stock beneficially owned by each of the Company's current directors and nominees, the NEOs, and all executive officers and directors as a group.  These individuals may be contacted at our executive offices:  1689 Nonconnah Blvd., Suite 111, Memphis, Tennessee 38132.  Except as indicated below, each of the individuals has sole voting and investment power as to the owned securities.

Name of Beneficial Holder	Common Stock	Unvested Restricted Stock	Options Exercisable	Total	Percent of Class (2)
Philip H. Trenary(1)	99,591(3)	112,490	479,669	691,750	3.6%
Douglas W. Shockey	26,155	56,261	246,759	329,175	1.7%
Peter D. Hunt	78,852	52,805	140,518	272,175	1.4%
Brian T. Hunt	17,584	39,646	33,551	90,781	*
Robert K. Muhs, Jr.	4,661	21,947	7,180	33,788	*
Directors:
Donald J. Breeding	10,476	4,894	33,007	48,377	*
Susan Coughlin	2,709	4,894	5,220	12,823	*
Ian Massey	4,971	4,894	9,849	19,714	*
James E. McGehee, Jr.	80,926	4,894	18,407	104,227	*
Thomas S. Schreier, Jr.	16,976(4)	4,894	35,907	57,777	*
R. Philip Shannon	11,626(5)	4,894	35,907	52,427	*
Alfred T. Spain	3,709	4,894	5,220	13,823	*
Nicholas R. Tomassetti	11,476	4,894	13,155	29,525	*

All directors and executive officers as a group (13 persons)(6)	368,712	322,301	1,064,349	1,756,362	9.2%

*	Indicates ownership of less than one percent of the outstanding shares of common stock of the Company.
(1)	Mr. Trenary resigned as President and Chief Executive Officer effective March 24, 2011.
(2)	Based on 19,065,173 shares of common stock outstanding on March 18, 2011.
(3)	Includes 1,400 shares held in trust for Mr. Trenary's wife.
(4)	Includes 4,500 shares held by Mr. Schreier's children.
(5)	Includes 550 shares held by Mr. Shannon's wife.
(6)
The Company’s Corporate Governance Guidelines require that each Director own at least the number of shares of stock (or rights to restricted stock or options) in the Company equal to the highest number of such shares, rights or options (in the aggregate) granted to such Director in 2007 or in any single subsequent year. The NEOs are required to own at least the number of shares of stock in the Company equal to at least the amount of their targeted annual stock LTI grant.

2012 ANNUAL MEETING

Any stockholder who wants to present a proposal at the 2012 Annual Meeting of Stockholders and to have that proposal set forth in the Proxy Statement and form of proxy mailed in conjunction with that annual meeting must submit that proposal in writing to the Secretary of the Company, and it must be received by the Secretary of the Company at our principal executive offices by December 1, 2011 to be considered for inclusion. The Company's bylaws require that for nominations of persons for election to the Board of Directors or the proposal of business not included in the Company's notice of the meeting to be considered by the stockholders at an annual meeting, a stockholder must give timely written notice thereof. To be timely for the 2012 Annual Meeting of Stockholders, that notice must be delivered to the Secretary of the Company at our principal executive offices not less than 70 days and not more than 90 days prior to May 17, 2012. However, if the 2012 Annual Meeting of Stockholders is advanced by more than 20 days, or delayed by more than 70 days, from May 17, 2012, then the notice must be delivered not earlier than the 90th day prior to such meeting and not later than the close of business on the later of (a) the seventieth day prior to the 2012 annual meeting or (b) the tenth day following the day on which public announcement of the date of the 2012 annual meeting is first made. The stockholder’s notice must contain and be accompanied by certain information as specified in the bylaws. The Company recommends that any stockholder desiring to make a nomination or submit a proposal for consideration obtain a copy of the Company's bylaws, which may be obtained without charge from the Secretary of the Company upon written request addressed to the Secretary at our principal executive offices.

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE FOLLOW THE ENCLOSED INSTRUCTIONS AND VOTE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY.

The Company's Annual Report on Form 10-K for the year ended December 31, 2010, including exhibits, is available on the Company’s website at www.pncl.com. The Company will furnish a copy of the 10-K to interested security holders without charge, upon written request. The Company will also furnish any exhibit to the 10-K, if requested in writing and accompanied by payment of reasonable fees relating to our furnishing the exhibit. Requests for copies should be addressed to the Company’s Secretary at the Company's headquarters at 1689 Nonconnah Blvd., Suite 111, Memphis, TN 38132.

United States law currently limits to 25% the voting power in our company (or any other U.S. airline) of persons who are not citizens of the United States. A "citizen of the United States" is defined as (1) an individual who is a citizen of the United States, (2) a partnership each of whose partners is a is a citizen of the United States, or (3) a corporation or association created or organized under the laws of the United States or of any State, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons who are citizens of the United States. The enclosed proxy card provides an opportunity for you as a stockholder to indicate if you are NOT a citizen of the United States.